                               EXHIBIT 11.1



                 UNISON SOFTWARE, INC. AND SUBSIDIARIES
                 COMPUTATION OF NET INCOME PER SHARE (1)
                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
                              (unaudited)


                                         THREE MONTHS ENDED                NINE MONTHS ENDED

                                    FEB. 29, 1996   FEB. 28, 1997    FEB. 29, 1996    FEB. 28, 1997
                                    -------------   -------------    -------------    -------------
Weighted average common shares
   outstanding for the period......     11,291           11,903          10,778           11,705

Common equivalent shares assuming
  conversion of stock options
  and warrants under the treasury
  stock method.....................        777              315             886              418
                                      --------         --------        --------         --------

Shares used in per share
  calculation......................     12,068           12,218          11,664           12,123
                                      --------         --------        --------         --------
                                      --------         --------        --------         --------

Net income.........................     $1,525           $1,240          $2,912           $3,517
                                      --------         --------        --------         --------
                                      --------         --------        --------         --------

Net income per share...............     $ 0.13           $ 0.10          $ 0.25           $ 0.29
                                      --------         --------        --------         --------
                                      --------         --------        --------         --------



(1) There is no difference between primary and fully diluted net income per share for all periods presented.


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